UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2014

NEW YORK MORTGAGE TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-32216	47-0934168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Madison Avenue

New York, New York 10016

(Address and zip code of

principal executive offices)

Registrant’s telephone number, including area code: (212) 792-0107

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.     Regulation FD Disclosure.

On November 20, 2014, New York Mortgage Trust, Inc. (the “Company”) entered into a commitment letter for the purchase from a third party a pool of residential mortgage loans (the “Residential Loan Pool”) with a purchase price of approximately $345 million (the “Residential Loan Pool Acquisition”). The Company’s acquisition of the Residential Loan Pool is subject to its continuing due diligence, the negotiation, execution and delivery of a definitive mortgage loan sale agreement and other customary closing conditions. Subject to such conditions, the Company currently expects to close the Residential Loan Pool Acquisition in December 2014 and expects to finance the purchase price for the Residential Loan Pool Acquisition through available sources of capital at the time of the closing for the transaction, which may include borrowings under existing lines of credit and/or additional secured or unsecured financings or sales of shares of common or preferred stock in public offerings or private placements. There can be no assurance that the Company will acquire the Residential Loan Pool as described or that the transaction will be completed at all.

The seller has represented that, as of September 30, 2014, the Residential Loan Pool was comprised of modified first lien mortgage loans with an aggregate unpaid principal balance of approximately $394 million and a weighted average coupon rate of 6.41%.

The information in Item 7.01 of this Current Report on Form 8-K shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities under that Section. Furthermore, the information in Item 7.01 of this Current Report on Form 8-K shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEW YORK MORTGAGE TRUST, INC.
(Registrant)

Date: November 20, 2014	By:	/s/ Steven R. Mumma
Steven R. Mumma
Chief Executive Officer and President